FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings

Note: In this release financial results in fiscal 2024, a 52-week year, are being compared with fiscal 2023, a 53-week year.
•On that basis, full-year 2024 Net Sales1 declined 0.8 percent, and GAAP & Adjusted EPS2 declined 0.9 percent.
•Based on the Company’s estimate of the impact of the extra week in 2023, Target’s 2024 full-year Net Sales increased approximately 1 percent and earnings per share were nearly 3 percent higher than in 2023 on a 52-week basis.

Q4 2024 Highlights
•Fourth quarter comparable sales growth of 1.5 percent reflected strong traffic and digital performance.
◦Comp sales trends in Apparel and Hardlines accelerated by nearly four percentage points as compared to the third quarter.
•Digital comparable sales grew 8.7 percent in the fourth quarter.
◦Same-Day delivery powered by Target Circle 360TM grew more than 25 percent compared to last year.
•GAAP and Adjusted EPS of $2.41 was near the high end of the Company's guidance range, driven by stronger-than-expected topline performance, particularly in Toys, Electronics, and Apparel.

Full-Year 2024 Highlights
•Full-year 2024 comparable sales grew 0.1 percent, within the guidance range provided at the beginning of the fiscal year.
◦Beauty delivered mid-single digit comparable sales growth, with Food & Beverage, Apparel, and Essentials also delivering growth.
◦Traffic grew 1.4 percent, reflecting increases in both stores and digital channels.
•Full-year GAAP and Adjusted EPS of $8.86 was within the Company's original guidance range for the year, reflecting stronger-than-expected topline performance in the fourth quarter.
•The Company's ongoing efficiency efforts have delivered cost savings of more than $2 billion over the last two years.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2025/03/q4-fy2024-earnings

1 In the fourth quarter of 2024, the Company changed its presentation of revenue in its Consolidated Statements of Operations, consolidating the previous three-line format (Sales, Other Revenue, and Total Revenue) to a single line labeled "Net Sales", which reflects all revenues (formerly Total Revenue). The Company believes this presentation better reflects its strategy, which includes growing capabilities and business offerings that leverage Target's assets and competitive strengths. See the tables in this release for additional information about amounts included in Net Sales.

[2] Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items, when applicable. See the tables of this release for additional information.

- more -

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 2 of 12

MINNEAPOLIS (March 4, 2025) – Target Corporation (NYSE: TGT) today announced its fourth-quarter and full-year 2024 results, both of which included one fewer week of sales as compared to 2023. The Company reported fourth-quarter GAAP and Adjusted earnings per share (EPS) of $2.41, compared with $2.98 in 2023. GAAP and Adjusted EPS were $8.86 for full-year 2024, compared with $8.94 in the prior year. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

“Our team grew traffic and delivered better-than-expected sales and profitability in our biggest quarter of the year,” said Brian Cornell, chair and chief executive officer of Target Corporation. “Results were led by strong performance in Beauty, Apparel, Entertainment, Sporting Goods and Toys. As we look ahead, our continued investments in digital capabilities, stores and supply chain—combined with a focus on newness, value, speed and reliability—will further differentiate our one-of-a-kind physical and digital shopping experience. Consumers continue to be drawn to the everyday discovery and delight that only Target can deliver, and we’re committed to leveraging our strategy, scale and unique position in retail to build on this distinct competitive advantage and drive long-term profitable growth.”

Guidance
The Company has the following expectations for full-year 2025:
•Net Sales growth in a range around 1 percent, reflecting comparable sales growth in a range around flat
•A modest increase in the Company’s operating margin rate compared to full-year 2024
•An effective tax rate of 23 to 24 percent
•GAAP and Adjusted EPS of $8.80 to $9.80

In light of ongoing consumer uncertainty and a small decline in February Net Sales, combined with tariff uncertainty and the expected timing of certain costs within the fiscal year, the Company expects to see meaningful year-over-year profit pressure in its first quarter relative to the remainder of the year.

“During February, we saw record performance around Valentines Day. However, our topline performance for the month was soft, as uncharacteristically cold weather across the U.S. affected apparel sales, and declining consumer confidence impacted our discretionary assortment overall,” said Jim Lee, chief financial officer. “Looking ahead, we expect to see a moderation in this trend as apparel sales respond to warmer weather around the country, and consumers turn to Target for upcoming seasonal moments such as the Easter holiday. We will continue to monitor these trends and will remain appropriately cautious with our expectations for the year ahead.”

- more -

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 3 of 12

Operating Results
The Company’s total comparable sales increased 1.5 percent in the fourth quarter, reflecting a comparable store sales decline of 0.5 percent and a comparable digital sales increase of 8.7 percent. Net Sales of $30.9 billion were 3.1 percent lower in the fourth quarter compared with 2023, which included an additional week. Operating income was $1.5 billion in fourth quarter 2024, a decrease of 21.3 percent from $1.9 billion in 2023.

Full-year Net Sales decreased 0.8 percent to $106.6 billion from $107.4 billion last year, reflecting a 0.1 percent increase in comparable sales as well as the benefit of sales from new stores and growth in non-merchandise revenues, offset by the impact of one fewer week of sales in 2024.

Fourth quarter operating income margin rate was 4.7 percent in 2024 compared with 5.8 percent in 2023. Fourth quarter gross margin rate3 was 26.2 percent, compared with 26.6 percent in 2023, reflecting higher digital fulfillment and supply chain costs and higher promotional and clearance markdown rates. These pressures were partially offset by the net benefit of other merchandising activities.

Full-year operating income of $5.6 billion in 2024 declined 2.5 percent from $5.7 billion last year. Full-year gross margin rate was 28.2 percent, compared with 27.5 percent in 2023, reflecting product cost improvements, growth in advertising and marketplace revenues and lower book-to-physical inventory adjustments, which more than offset higher promotional and clearance markdown rates and higher digital fulfillment & supply chain costs.

Fourth quarter SG&A expense rate was 19.4 percent in 2024, compared with 18.8 percent in 2023. Full-year SG&A expense rate was 20.6 percent in 2024, compared with 20.0 percent in 2023. Rate increases in both periods reflect higher costs, including continued investments in pay and benefits.

Interest Expense and Taxes
The Company’s fourth quarter 2024 net interest expense was $90 million, compared with $107 million last year. Full-year 2024 net interest expense was $411 million, compared with $502 million in 2023. For both the fourth quarter and the full-year, the decrease was driven primarily by an increase in interest income.

3 In the fourth quarter of 2024, the Company changed its calculation of gross margin to Net Sales (previously "Total Revenues") less Cost of Sales, with gross margin rate calculated as gross margin divided by Net Sales. Previously gross margin rate was calculated based only on Merchandise Sales. In addition, the Company reclassified certain expenses from Selling, General, and Administrative (SG&A) Expenses to Cost of Sales. Prior year amounts have been updated to conform to the current period presentation. A schedule summarizing the impact of these changes on previously reported amounts has been posted on the Company's Investor Relations website at corporate.target.com.

- more -

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 4 of 12

Fourth quarter 2024 effective income tax rate was 21.5 percent, compared with 22.6 percent last year. The decrease was primarily driven by higher discrete benefits in fourth quarter 2024. The Company’s full-year 2024 effective income tax rate was 22.2 percent compared with 21.9 percent in 2023. The increase primarily reflects lower discrete tax benefits compared to the prior year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $513 million in the fourth quarter, compared with $508 million last year, reflecting a 1.8 percent increase in the dividend per share.

The Company repurchased $506 million of its shares in the fourth quarter, retiring 3.7 million shares of common stock at an average price of $136.80. As of the end of the fourth quarter, the Company had approximately $8.7 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.

For the trailing twelve months through fourth quarter 2024, after-tax return on invested capital (ROIC) was 15.4 percent, compared with 16.1 percent for the twelve months through fourth quarter 2023. This decrease was driven primarily by lower profitability, including the impact of one fewer week in the 2024 fiscal year, and an increase in average invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its financial community meeting, including a Q&A session, beginning at 8:00 a.m. CST today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on “2025 Financial Community Meeting, including Fourth Quarter and Full-Year 2024 Earnings” under “Events & Presentations”). A replay of the webcast will be provided when available.

- more -

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 5 of 12

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2025 full-year guidance, near-term profit expectations, and long-term growth expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 3, 2024. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.
# # #

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 6 of 12

TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
(millions, except per share data) (unaudited)	February 1, 2025	February 3, 2024 (a)	Change	February 1, 2025	February 3, 2024 (a)	Change
Net sales (b)	30,915	31,919	(3.1)	106,566	107,412	(0.8)
Cost of sales (c)	22,802	23,427	(2.7)	76,502	77,828	(1.7)
Selling, general and administrative expenses (c)	6,000	6,005	(0.1)	21,969	21,462	2.4
Depreciation and amortization (exclusive of depreciation included in cost of sales)	646	622	3.9	2,529	2,415	4.7
Operating income	1,467	1,865	(21.3)	5,566	5,707	(2.5)
Net interest expense	90	107	(15.6)	411	502	(18.1)
Net other income	(29)	(28)	4.2	(106)	(92)	14.6
Earnings before income taxes	1,406	1,786	(21.3)	5,261	5,297	(0.7)
Provision for income taxes	303	404	(25.2)	1,170	1,159	0.9
Net earnings	$1,103	$1,382	(20.2)%	$4,091	$4,138	(1.1)%
Basic earnings per share	$2.42	$2.99	(19.3)%	$8.89	$8.96	(0.9)%
Diluted earnings per share	$2.41	$2.98	(19.3)%	$8.86	$8.94	(0.9)%
Weighted average common shares outstanding
Basic	456.8	461.7	(1.1)%	460.4	461.5	(0.2)%
Diluted	458.4	463.1	(1.0)%	461.8	462.8	(0.2)%
Antidilutive shares	0.2	0.8		0.5	2.1
Dividends declared per share	$1.12	$1.10	1.8%	$4.46	$4.38	1.8%
(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable 2024 periods. The extra week contributed $1.7 billion of Net Sales for the fourth quarter and full year 2023.
(b)In the fourth quarter of 2024, the Company changed its presentation of revenue in its Consolidated Statements of Operations, consolidating the previous three-line format (Sales, Other Revenue, and Total Revenue) to a single line labeled "Net Sales", which reflects all revenues (formerly Total Revenue). See the Net Sales table for additional information about amounts included in Net Sales.
(c)In the fourth quarter of 2024, the Company reclassified certain expenses related to its advertising and third party marketplace business offerings to conform to the current year presentation. The reclassifications increased Cost of Sales by $24 million and $92 million for the three and twelve months ended February 3, 2024, respectively, with equal and offsetting decreases to SG&A Expenses. These reclassifications had no impact on Net Sales, Operating Income, Net Earnings, or Earnings Per Share.

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 7 of 12

TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	February 1, 2025	February 3, 2024
Assets
Cash and cash equivalents	$4,762	$3,805
Inventory	12,740	11,886
Other current assets	1,952	1,807
Total current assets	19,454	17,498
Property and equipment
Land	6,735	6,547
Buildings and improvements	38,752	37,066
Fixtures and equipment	8,917	8,765
Computer hardware and software	3,710	3,428
Construction-in-progress	1,185	1,703
Accumulated depreciation	(26,277)	(24,413)
Property and equipment, net	33,022	33,096
Operating lease assets	3,763	3,362
Other noncurrent assets	1,530	1,400
Total assets	$57,769	$55,356
Liabilities and shareholders’ investment
Accounts payable	$13,053	$12,098
Accrued and other current liabilities	6,110	6,090
Current portion of long-term debt and other borrowings	1,636	1,116
Total current liabilities	20,799	19,304
Long-term debt and other borrowings	14,304	14,922
Noncurrent operating lease liabilities	3,582	3,279
Deferred income taxes	2,303	2,480
Other noncurrent liabilities	2,115	1,939
Total noncurrent liabilities	22,304	22,620
Shareholders’ investment
Common stock	38	38
Additional paid-in capital	6,996	6,761
Retained earnings	8,090	7,093
Accumulated other comprehensive loss	(458)	(460)
Total shareholders’ investment	14,666	13,432
Total liabilities and shareholders’ investment	$57,769	$55,356
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 455,566,995 and 461,675,441 shares issued and outstanding as of February 1, 2025, and February 3, 2024, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 8 of 12

TARGET CORPORATION

Consolidated Statements of Cash Flows

	Twelve Months Ended
(millions) (unaudited)	February 1, 2025	February 3, 2024 (a)
Operating activities
Net earnings	$4,091	$4,138
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation and amortization	2,981	2,801
Share-based compensation expense	304	251
Deferred income taxes	(180)	298
Noncash losses / (gains) and other, net	26	94
Changes in operating accounts:
Inventory	(854)	1,613
Other assets	(308)	(85)
Accounts payable	1,008	(1,216)
Accrued and other liabilities	299	727
Cash provided by operating activities	7,367	8,621
Investing activities
Expenditures for property and equipment	(2,891)	(4,806)
Proceeds from disposal of property and equipment	3	24
Other investments	28	22
Cash required for investing activities	(2,860)	(4,760)
Financing activities
Additions to long-term debt	741	—
Reductions of long-term debt	(1,139)	(147)
Dividends paid	(2,046)	(2,011)
Repurchase of stock	(1,007)	—
Shares withheld for taxes on share-based compensation	(99)	(127)
Cash required for financing activities	(3,550)	(2,285)
Net increase in cash and cash equivalents	957	1,576
Cash and cash equivalents at beginning of period	3,805	2,229
Cash and cash equivalents at end of period	$4,762	$3,805
(a)2023 consisted of 53 weeks compared with 52 weeks in 2024.

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 9 of 12

TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended		Twelve Months Ended
(millions) (unaudited)	February 1, 2025	February 3, 2024 (a)	February 1, 2025	February 3, 2024 (a)
Apparel and accessories	$4,344	$4,410	$16,505	$16,485
Beauty	3,444	3,424	13,173	12,538
Food and beverage	6,520	6,774	23,828	23,899
Hardlines	6,150	6,196	15,784	16,162
Home furnishings and décor	5,087	5,530	16,699	17,760
Household essentials	4,786	5,046	18,614	18,746
Other merchandise sales	97	87	217	213
Merchandise sales	30,428	31,467	104,820	105,803
Advertising revenue (b)	190	167	649	522
Credit card profit sharing	142	159	576	667
Other	155	126	521	420
Net sales	$30,915	$31,919	$106,566	$107,412
(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable 2024 periods. The extra week contributed $1.7 billion of Net Sales for the fourth quarter and full year 2023.
(b)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or SG&A Expenses, depending on the nature of the advertising arrangement.

Rate Analysis	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Gross margin rate (a)	26.2%	26.6%	28.2%	27.5%
SG&A expense rate (a)	19.4	18.8	20.6	20.0
Depreciation and amortization (exclusive of depreciation included in cost of sales) expense rate	2.1	1.9	2.4	2.2
Operating income margin rate	4.7	5.8	5.2	5.3
(a)Reflects the impact of a reclassification of prior year amounts to conform with current year presentation. Refer to note (c) to the Consolidated Statements of Operations for additional information.
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales. Previously gross margin rate was calculated based only on Merchandise Sales. The calculation change aligns with the Company's fourth quarter 2024 transition to a single-line revenue presentation on its Consolidated Statements of Operations, with prior period amounts updated to conform to the current year presentation. The Company also updated prior period gross margin rates to conform to the current year calculations, which resulted in an approximate 1 percentage point increase in the gross margin rate for both the three and twelve months ended February 3, 2024.

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 10 of 12

Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile applications and the Company's websites.

Comparable Sales	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Comparable sales change	1.5%	(4.4)%	0.1%	(3.7)%
Drivers of change in comparable sales:
Number of transactions	2.1	(1.7)	1.4	(2.4)
Average transaction amount	(0.6)	(2.8)	(1.3)	(1.4)

Comparable Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Stores originated comparable sales change	(0.5)%	(5.4)%	(1.6)%	(3.5)%
Digitally originated comparable sales change	8.7	(0.7)	7.5	(4.8)

Sales by Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Stores originated	77.2%	78.7%	80.4%	81.7%
Digitally originated	22.8	21.3	19.6	18.3
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Stores	97.3%	97.3%	97.6%	97.4%
Other	2.7	2.7	2.4	2.6
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Target Circle Card Penetration	Three Months Ended		Twelve Months Ended
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Total Target Circle Card Penetration	17.6%	18.4%	17.8%	18.6%

Number of Stores and Retail Square Feet	Number of Stores		Retail Square Feet (a)
(unaudited)	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
170,000 or more sq. ft.	273	273	48,824	48,824
50,000 to 169,999 sq. ft.	1,559	1,542	195,050	192,908
49,999 or less sq. ft.	146	141	4,404	4,207
Total	1,978	1,956	248,278	245,939
(a)In thousands, reflects total square feet less office, distribution center, and vacant space.

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 11 of 12

TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, the Company has disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). When applicable, this metric excludes certain discretely managed items. However, there are no adjustments in any period presented. Management believes this information is useful in providing period-to-period comparisons of the results of Target's operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the United States (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of Target's results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS (unaudited)	Three Months Ended			Twelve Months Ended
	February 1, 2025	February 3, 2024 (a)	Change	February 1, 2025	February 3, 2024 (a)	Change
GAAP and adjusted diluted earnings per share	$2.41	$2.98	(19.3)%	$8.86	$8.94	(0.9)%
(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable 2024 periods.

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
Full Year 2025
(unaudited)	Per Share
GAAP diluted earnings per share guidance	$8.80 - $9.80
Estimated adjustments
Other (a)	$—
Adjusted diluted earnings per share guidance	$8.80 - $9.80
(a)2025 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. The guidance does not currently reflect any such discrete items. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. Management believes these measures provide meaningful information about Target's operational efficiency compared with its competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Twelve Months Ended
(dollars in millions) (unaudited)	February 1, 2025	February 3, 2024 (a)	Change	February 1, 2025	February 3, 2024 (a)	Change
Net earnings	$1,103	$1,382	(20.2)%	$4,091	$4,138	(1.1)%
+ Provision for income taxes	303	404	(25.2)	1,170	1,159	0.9
+ Net interest expense	90	107	(15.6)	411	502	(18.1)
EBIT	$1,496	$1,893	(21.0)%	$5,672	$5,799	(2.2)%
+ Total depreciation and amortization (b)	766	729	5.2	2,981	2,801	6.4
EBITDA	$2,262	$2,622	(13.7)%	$8,653	$8,600	0.6%
(a)The fourth quarter and full year 2023 consisted of 14 weeks and 53 weeks, respectively, compared with 13 weeks and 52 weeks in the comparable 2024 periods.
(b)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Fourth Quarter and Full-Year 2024 Earnings — Page 12 of 12

The Company has also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. Management believes this metric is useful in assessing the effectiveness of Target's capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions)
	Trailing Twelve Months
Numerator	February 1, 2025	February 3, 2024 (a)
Operating income	$5,566	$5,707
+ Net other income	106	92
EBIT	5,672	5,799
+ Operating lease interest (b)	159	120
- Income taxes (c)	1,297	1,295
Net operating profit after taxes	$4,534	$4,624

Denominator	February 1, 2025	February 3, 2024	January 28, 2023
Current portion of long-term debt and other borrowings	$1,636	$1,116	$130
+ Noncurrent portion of long-term debt	14,304	14,922	16,009
+ Shareholders' investment	14,666	13,432	11,232
+ Operating lease liabilities (d)	3,935	3,608	2,934
- Cash and cash equivalents	4,762	3,805	2,229
Invested capital	$29,779	$29,273	$28,076
Average invested capital (e)	$29,526	$28,674

After-tax return on invested capital	15.4%	16.1%
(a)2023 consisted of 53 weeks compared with 52 weeks in 2024.
(b)Represents the add-back to operating income driven by the hypothetical interest expense the Company would incur if the property under its operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between Target and its competitors.
(c)Calculated using the effective tax rates, which were 22.2 percent and 21.9 percent for the trailing twelve months ended February 1, 2025, and February 3, 2024, respectively. Includes tax effect of $1.3 billion related to EBIT for each of the twelve month periods ended February 1, 2025, and February 3, 2024, and $35 million and $26 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.